                         SCHEDULE 14A

             INFORMATION REQUIRED IN PROXY STATEMENT
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        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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    14a-12

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                 Advanced Polymer Systems, Inc.
             ---------------------------------------
          (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than
                        the Registrant)

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           [Advanced Polymer Systems, Inc. logo]

                   123 Saginaw Drive
                 Redwood City, CA 94063

                      NEWS RELEASE
                      ------------

Contacts:
LAUREN FELICE                               GORDON SANGSTER
Investor Relations                               Controller
Ruder-Finn                                   (650) 366-2626
(212) 593-6370

    ADVANCED POLYMER SYSTEMS REAFFIRMS ACTIVE PURSUIT OF
                STRATEGIC ALTERNATIVES
      Will Oppose Board Nominations by 2.0% Stockholder

REDWOOD CITY, CA -- April 27, 1999 -- Advanced Polymer Systems, Inc. (Nasdaq: APOS) announced today that its Board of Directors has decided to oppose the Board nominees proposed for election at the Company's Annual Meeting of Stockholders by Providence Investors LLC. As previously announced by the Company, Providence has advised the Company that it controls approximately 2% of the Company's shares and has nominated a slate of eight directors to replace the entire Board.

"Not only are our current directors intimately familiar with our Company but also with the industry in which we operate," said John J. Meakem, chairman, president and chief executive officer of Advanced Polymer Systems. "The Board is fully committed to maximizing value for all of our stockholders. With unanimous Board approval, the Company has commenced the process of reviewing all strategic alternatives, including the possible sale of the Company, with its investment banker, Warburg Dillon Read LLC, which has nationally recognized expertise in the drug delivery and pharmaceutical fields."

"The Board is convinced that the election of new directors would run directly counter to the best interests of our stockholders. The current Board has the confidence of the key personnel of the Company, including its Research & Development staff, and intimate knowledge of the drug delivery industry. A change in the Board at this time would be highly disruptive to the process we are actively pursuing and would raise significant concerns with current and future business partners. It would also be very unsettling to our key management and other personnel, who represent a unique and very important asset to the Company."

Advanced Polymer Systems will be filing shortly with the Securities and Exchange Commission its preliminary proxy materials for the 1999 Annual Meeting. The Board has set
June 16, 1999 as the date of the Annual Meeting and the record date, as previously notified by the Company's proxy distribution agent to the brokerage community, is April 22, 1999.

Advanced Polymer Systems is a leader in polymer-based delivery systems and related technologies used primarily in ethical and over-the-counter (OTC) pharmaceuticals and personal care products. The Company's Microsponge(R) and Polytrap(R) systems, which deliver active ingredients to the skin, now play an integral role in almost 100 personal care products sold worldwide. New products and technologies under development include site-specific systems for delivering oral medications to the lower gastrointestinal tract, and bioerodible microspheres and polymers for oral or implantable drug delivery.

Forward-looking Statements
--------------------------

This news release, other than the historical financial information, consists of forward-looking statements that involve risks and uncertainties, including the risks of consummation of the sale of the Company (as to which there is no assurance) and the outcome of the contested election of directors at the Company's 1999 Annual Meeting of Stockholders. Other risks and uncertainties associated with the Company's business and prospects are identified in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to revise these forward-looking statements to reflect events or circumstances occurring in the future.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

The following individuals, all of whom are directors or executives of Advanced Polymer Systems, Inc., may be deemed participants in the solicitation of proxies on behalf of the Company's Board of Directors: John J. Meakem, Jr. (Chairman of the Board, Chief Executive Officer and President of the Company); Carl Ehmann, M.D., F.A.C.P. (Group Director, Global Research and Development, Reckitt & Colman, plc.); Jorge Heller, Ph.D. (full time Consultant to the Company as its Chief Scientist); Peter Riepenhausen (Business Consultant); Toby Rosenblatt (President, The Glen Ellen Company; Vice President; Founders Investments, Ltd.); Gregory H. Turnbull (Business Consultant, Venture Capitalist and former Investment Banker); Charles Anthony Wainwright (Chairman, McKinney & Silver); Dennis Winger (Senior Vice President and Chief Financial Officer, Perkin-Elmer); Michael O'Connell (Executive Vice President, Chief Financial and Administrative Officer); and Gordon Sangster (Vice President, Controller of the Company).

Mr. Meakem beneficially owns 905,967 shares of Company Common Stock (including 654,247 shares subject to stock options exercisable within 60 days of April 22, 1999). Dr. Ehmann beneficially owns 67,686 shares of Company Common Stock (including 65,000 shares subject to stock options exercisable within 60 days of April 22, 1999). Dr. Heller beneficially owns 100,686 shares of Company Common Stock (including 90,000 shares subject to stock options exercisable within 60 days of April 22, 1999). Mr. Riepenhausen beneficially owns 93,686 shares of Company Common Stock, directly and in joint tenancy with his wife (including 85,000 shares subject to stock options exercisable within 60 days of April 22, 1999). Mr. Rosenblatt beneficially owns 266,212 shares of Company Common Stock (including 75,000 shares subject to stock options exercisable within 60 days of April 22, 1999). Mr. Turnbull beneficially owns 75,686 shares of Company Common Stock (including 75,000 shares subject to stock options exercisable within 60 days of April 22, 1999). Mr. Wainwright beneficially owns 24,186 shares of Company Common Stock (including 22,500 shares subject to stock options exercisable within 60 days of April 22, 1999). Mr. Winger beneficially owns 75,686 shares of Company Common Stock (including 75,000 shares subject to stock options exercisable within 60 days of April 22, 1999). Mr. O'Connell beneficially owns 371,526 shares of Company Common Stock (including 346,249 shares subject to stock options exercisable within 60 days of April 22, 1999). Mr. Sangster beneficially owns 88,661 shares of Company Common Stock (including 88,334 shares subject to stock options exercisable within 60 days of April 22, 1999).

Under the Company's 1992 Stock Option Plan, each nonemployee director receives an automatic grant of an option to acquire 10,000 shares of Company Common Stock and a one-time automatic grant to acquire 25,000 shares when first elected as a director. In addition, nonemployee directors receive $12,000 per year, payable in quarterly installments, one-half in cash and one-half in unregistered Company Common Stock valued at the closing price of the Company's Common Stock on the last trading day of each quarter. Nonemployee directors also receive $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended on a date other than the date of regularly scheduled Board Meetings.

Mr. Meakem is a party to an employment agreement (as amended) with the Company which automatically renews each year unless terminated in accordance with the agreement by either the Company or Mr. Meakem. The employment agreement provides for, among other things, certain payments if (i) the Company terminates Mr. Meakem's employment within a specified period of a change of control of the Company or
(ii) Mr. Meakem elects to terminate his employment following a change in control of the Company if his position with the Company is reduced in terms of responsibility or indicia of status.

Dr. Ehmann, Mr. Riepenhausen and Mr. Wainwright provide consulting services to the Company, for which they received
$3,000, $7,500 and $4,500, respectively, in 1998.  Dr.
Heller acts as a full time Consultant to the Company for which he received $160,000 in 1998.